Exhibit 99.1
[ATX LOGO]




         ATX ACHIEVES SIGNIFICANT VICTORY IN LITIGATION WITH EASTON, LLC
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            Federal court dismisses several million dollars of Easton
                        claims as unenforceable penalty

New York, NY - August 23, 2002 - ATX Communications, Inc. (OTCBB: COMM), a leading integrated communications provider, today commented on the decision of the United States District Court in Cleveland, Ohio which ruled in ATX's favor, dismissing approximately $4.0 million of the total amount of approximately $5.1 million sought by Easton Telecom Services, LLC.

In a decision released today, District Judge James S. Gwin cited multiple points in favor of ATX, finding Easton's claims against certain indirect and wholly-owned ATX subsidiaries to be an unenforceable penalty. After purchasing assets of bankrupt Teligent, Inc., Easton demanded liquidated damages from ATX subsidiaries for early termination of alleged contracts between the parties. ATX successfully asserted multiple defenses, including challenges to the validity of the alleged contracts and Easton's claim to alleged damages.

"We applaud the Court's decision to eliminate nearly eighty percent of this frivolous claim," stated Christopher Holt, ATX's Senior Vice President and Chief Counsel. "We've always viewed this litigation as lacking merit, and today's ruling supports that position. We will continue to defend ourselves vigorously against this and any other claims that seek to unjustly disrupt the momentum we've gained in successfully executing our business model."

About ATX
Founded in 1985, ATX is a facilities-based integrated communications provider offering local exchange carrier and inter-exchange carrier telephone, Internet, e-business, high-speed data, and wireless services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the United States. ATX currently serves approximately 400,000 business and residential customers. For more information on ATX, please visit www.atx.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: In addition to the historical information presented, this release also includes certain forward-looking statements concerning the future development of the business. Such statements represent the Company's reasonable judgment on the future and are based on assumptions and factors that could cause actual results to differ materially. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such statements.

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